DUNE ENERGY ANNOUNCES RESULTS UNDER ITS TENDER OFFER, AS SUBSEQUENTLY EXTENDED, FOR DEBENTURES ISSUED BY AMERICAN NATURAL ENERGY CORPORATION

Houston, Texas, February 15, 2007 - Dune Energy, Inc. ("Dune" or the "Company") (AMEX: DNE) announced today the results of its tender offer to purchase all of the outstanding 8% Convertible Secured Debentures (the "Debentures") issued by American Natural Energy Corp. ("ANEC") upon the terms and conditions previously announced on December 28, 2006 and set forth in the Tender Offer Statement on Schedule TO, as amended, filed by the Company with the Securities and Exchange Commission on such date.

In addition to accepting for purchase Debentures in the aggregate principal amount of $3,035,000 during the initial offering period ended January 31, 2007, the Company has accepted additional Debentures in the aggregate principal amount of $1,860,000 tendered, upon the same terms and conditions, under the tender offer as extended by the Company for a subsequent offering period, as announced on February 1, 2007.

The consideration to be paid for the subsequently tendered Debentures is 524,615 shares of Dune's common stock, based upon the purchase price equal to 55% of the aggregate principal amount of the Debentures tendered divided by the average closing price of the Company's common stock for the 10 trading days ended January 26, 2007, or $1.95, as previously announced on January 29, 2007.

Under the tender offer, as extended, the Company issued a total of 1,380,641 shares of its common stock to purchase Debentures having an aggregate principal amount of $4,895,000.

About Dune Energy

Houston-based Dune Energy is a rapidly growing E&P company with oil and gas exploration and development concentrated along the Louisiana/Texas Gulf Coast as well as the Fort Worth Basin Barnett Shale. Additional information is available at www.duneenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.